UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2009

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2009, the Company appointed Mark Roenigk to serve as Chief Operating Officer.  Prior to joining Rackspace Hosting, Inc., Mr. Roenigk served as Chief Procurement Officer & Vice President of Operational Excellence at eBay.  In this role Mr. Roenigk was responsible for the implementation of a company-wide operational excellence program designed to improve the customer experience while driving process and financial efficiencies.  Previously, Roenigk was Senior Vice President of Operations for XM Satellite Radio, where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products.  Prior to these roles, Mr. Roenigk served in senior operational roles with Intuit, Microsoft and Compaq/HP.

As Chief Operating Officer, Mr. Roenigk will be paid an annual base salary of $350,000 and has been approved as a participant under the Company’s non-equity incentive plan, or NEIP, at a target bonus of 50% of his annual salary.  Mr. Roenigk has also been granted 100,000 stock options and 50,000 restricted stock units under the Rackspace Amended and Restated 2007 Stock Plan, which vest over four years in annual installments.

Item 7.01.    Regulation FD Disclosure

On December 15, 2009, the Company issued a press release announcing Mr. Roenigk's appointment as Chief Operating Officer.  The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 and in this Item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

Item 8.01.    Other Events

Graham Weston, Chairman of Rackspace Hosting, Inc. (“Rackspace”) and Lanham Napier, President and Chief Executive Officer of Rackspace have each entered into new written stock selling plans for asset diversification purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Rackspace's insider trading policy.

Pursuant to Mr. Weston’s plan, Mr. Weston may sell up to 1,440,000 shares in Rackspace, which represents approximately 6.7% of his current beneficial holdings in Rackspace. Selling according to the plan may commence on the first day of Rackspace’s next open window, expected to be in February, and will remain in effect until the earlier of (i) the sale of the shares has been completed, or (ii) February 28, 2011, unless otherwise terminated. Pursuant to Mr. Napier’s plan, Mr. Napier may sell up to 350,000 shares in Rackspace, which represents approximately 7.6% of his current Rackspace stock holdings. Selling according to the plan may commence on the first day of Rackspace’s next open window and will remain in effect until the earlier of (i) the sale of the shares has been completed, or (ii) December 14, 2010, unless otherwise terminated.

In addition, the following executive officers and directors of Rackspace have also entered into written stock selling plans:

S. James Bishkin, Director
Bruce Knooihuizen, Chief Financial Officer, Senior Vice President, and Treasurer
John Lionato, Senior Vice President, Customer Care

Pursuant to these plans, the three insiders will gradually liquidate a portion of their holdings in Rackspace.  Selling according to these plans may commence on the first day of Rackspace’s next open window.

Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information, and allows the insiders to trade on a regular basis, regardless of any subsequent material non-public information they receive. These trading plans allow insiders to diversify their holdings and to minimize the stock market impact of sales by spreading the sales out over time.

All of the insiders will report transactions made pursuant to their respective plans to the Securities and Exchange Commission pursuant to Rule 16(b) of the Exchange Act. Except as required by law, Rackspace does not undertake to report Rule 10b5-1 trading plans by other Rackspace officers or directors or to report modifications, transactions or other activities under Rule 10b5-1 trading plans or the similar plans of any other officer or director.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated December 15, 2009, announcing the appointment of Mark Roenigk as Chief Operating Officer.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: December 15, 2009	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Rackspace Hosting, Inc., dated December 15, 2009, announcing the appointment of Mark Roenigk as Chief Operating Officer.